PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com	Mcarey@RxIR.com

PDI Reports 2011 Fourth Quarter and Year End Financial Results

Management Will Host Conference Call Tomorrow
March 8, 2012 at 8:30am ET

Parsippany, N.J., March 7, 2012 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the fourth quarter and year ended December 31, 2011. Summary financial and operating highlights include:

•
Full year 2011 revenue of $157.3 million increased 17% compared to 2010. 2011 and 2010 revenue excludes the company's Pharmakon business unit, which was sold in the fourth quarter and is shown in discontinued operations. Full year 2011 operating loss of $4.7 million decreased by 32% compared to 2010; fourth quarter 2011 operating loss of $2.4 million decreased by 27% compared to 2010.

•
Excluding Group DCA operations and a $2.9 million one-time charge for the buy-out of certain potential earn-out obligations, the company achieved 2011 full year operating profit of $3.4 million and 2011 fourth quarter operating profit of $1.8 million.

•	Cash flow from operations was $2.0 million for the full year of 2011.

•
Recently signed renewal agreements with a top 5 global pharmaceutical client and a specialty pharmaceutical client, which, together, are expected to generate approximately $48 million of revenue in 2012.

Condensed Summary Statement of Continuing Operations
($ in millions, except per share data)

	4th Quarter Ended		Year Ended
	December 31,*		December 31,*
	2011	2010	2011	2010
Revenue, net	$38.3	$42.3	$157.3	$134.6

Gross profit	8.7	8.1	32.5	26.6

Operating expenses:
Compensation expense	4.5	4.7	19.7	16.3
Other SG&A	3.7	5.3	14.6	15.2
DCA buyout and related costs	2.9	—	2.9	—
Facilities realignment	—	1.4	—	2
Total operating expenses	11.1	11.4	37.2	33.5

Operating loss	$(2.4)	$(3.3)	$(4.7)	$(6.9)

Other income (expense), net	0.1	—	—	0.1
(Benefit) provision for income tax	(0.4)	0.2	(0.9)	0.4
Loss from continuing operations	$(1.9)	$(3.5)	$(3.8)	$(7.2)
Diluted loss per share from continuing
operations	$(0.13)	$(0.25)	$(0.26)	$(0.50)
*Unaudited

CEO Comments

“2011 was a solid year, during which time we continued to make tangible progress in growing the company, expanding our footprint and adding key, value added services aimed at meeting our clients' ever changing needs,” stated Nancy Lurker, chief executive officer of PDI. “Among these achievements was the successful launch of Interpace BioPharma to manage full product commercialization opportunities. Additionally, we completed the integration of Group DCA, an award winning digital agency which we acquired in late 2010. We already see strong interest in Interpace BioPharma's offerings and expect Group DCA to add to our growth by continuing to provide its innovative suite of digital, non-personal promotion services and solutions to a growing market of both physicians and patients.

“Financially, we also made important strides in 2011, earning approximately $1.8 million in operating profit from continuing operations in the fourth quarter and $3.4 million for the full year, excluding a one-time charge for the buy-out of earn-out obligations and Group DCA operations. Revenues for the full year 2011 were driven chiefly by new business wins in PDI's Sales Services segment, as well as by key contract renewals and expansions, attesting to PDI's continued market penetration. While fourth quarter revenues were slightly below those of the same period in 2010 due to the expiration of certain 2010 contracts, full year 2011 revenues rose a healthy 17% versus 2010, reaching $157.3 million for the year.

“During 2011, we announced new business wins with a total value of over $74 million and contract renewals with a total value of more than $34 million. Our most recent wins were announced February 14, 2012. These included the signing of a three-year renewal agreement with a current top 5 global pharmaceutical client and the renewal of a one-year engagement with a specialty pharmaceutical client. Together, these contracts are expected to generate $48 million in revenue during 2012.”

Ms. Lurker continued, “Looking ahead, we expect 2012 to be a year of continued execution for PDI as we pursue what has become a strong pipeline of business -- reflecting pharmaceutical companies' continued belief in the value of outsourcing their commercial infrastructure as a way to attain a much more flexible and cost-effective business model. Moving forward, we feel we are well positioned to take advantage of market opportunities.”

Business Reviews - Continuing Operations
Revenue - For the fourth quarter of 2011, revenue of $38.3 million was 9% lower than the fourth quarter of 2010. The overall decrease is the result of lower Sales Services revenue.

•
Sales Services segment revenue for the fourth quarter of 2011 of $29.8 million was $11.6 million lower than the fourth quarter of 2010. Contracts in place in 2010 that subsequently expired were only partially offset by new contracts.

•
Product Commercialization Services segment revenue for the fourth quarter of 2011 of $5.6 million is related to services under a new fee-for-service arrangement within the company's new Interpace BioPharma business unit.

•	Marketing Services segment revenue for the fourth quarter of 2011 of $2.9 million was $2.0 million higher than the fourth quarter of 2010 due to higher revenue for both Group DCA and PDI Voice.
Gross Profit - For the fourth quarter of 2011, gross profit of $8.7 million was 8% higher than the fourth quarter of 2010. The overall increase was driven by growth in revenues in Marketing Services and the new fee-for-service arrangement in Product Commercialization, partially offset by lower sales in Sales Services.

•	Sales Services segment gross profit for the fourth quarter of 2011 of $6.5 million was $2.2 million lower than the fourth quarter of 2010 primarily due to lower revenue.

•	Product Commercialization Services segment reported gross profit for the fourth quarter of 2011 of $1.4 million.

•
Marketing Services segment gross profit for the fourth quarter of 2011 of $0.8 million was $1.4 million higher than the fourth quarter of 2010. The segment had negative gross profit in the fourth quarter of 2010 due to the impact of acquisition accounting rules related to the treatment of deferred revenue associated with Group DCA.

Total Operating Expenses - For the fourth quarter of 2011, total operating expenses were $11.1 million, $300,000 lower than the fourth quarter of 2010.
In the fourth quarter of 2011, total operating expenses include Group DCA operating expenses of $4.8 million, $2.9 million of which pertain to the buy-out of potential earn-out payments and management restructuring costs. Group DCA operating expenses in 2010 were $1.4 million. Excluding the impact of Group DCA from both 2010 and 2011 and the $1.4 million in facilities realignment costs in the fourth quarter of 2010, total operating expenses for the fourth quarter of 2011 were $6.3 million compared to $8.5 million for the fourth quarter of 2010. The $2.2 million decline in 2011 is primarily attributable to the company's ongoing cost reduction initiatives and lower incentive compensation.
Operating Income/Loss - For the fourth quarter of 2011, the reported operating loss from continuing operations was $2.4 million compared to the $3.3 million operating loss in the fourth quarter of 2010. As reflected on the reconciliation of condensed consolidating summary of continuing operations table above, excluding the impacts of Group DCA, operating income for the 2011 fourth quarter was $1.8 million.
Liquidity and Cash Flow - Cash and cash equivalents as of December 31, 2011 were $64.3 million, up $1.6 million from year end 2010.

•	The company had positive net cash provided by operations of $2.0 million for 2011.

•	As of December 31, 2011, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

2012 Outlook

The company's outlook for 2012 is based on current and expected market conditions which are heavily influenced by the assumptions of: 1) increasing and sustained long-term growth of the CSO industry;
2) PDI's ability to continue to win an increasing amount of new business and/or expand its existing business; and 3) tight control of ongoing expenses while investing in the expansion of PDI's capabilities, among others.

As discussed, the company's pipeline of new business is at a three-year high. However, due to industry dynamics, the awarding of contracts in the pipeline has slowed. Given the uncertainty of the timing of contract awards, the company cannot give specific annual revenue guidance. However, for the full year of 2012 the company expects to achieve profitability from continuing operations at the operating income level, with positive Adjusted EBITDA.

Non-GAAP Financial Measures
In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. These non-GAAP financial measures are related to the impact of the Group DCA operating results and the buy-out of certain potential earn-out provisions of the Group DCA purchase agreement. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results. A table included with this press release includes a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The company also discusses Adjusted EBITDA on a forward-looking basis as part of its 2012 Outlook.  The company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure because management cannot predict, with sufficient reliability, operating income and other potential non-cash expenses. Adjusted EBITDA is a metric used by management to measure liquidity.  Adjusted EBITDA is defined as operating income (loss), plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses.

On November 3, 2010, PDI acquired 100% of the membership interest in Group DCA for approximately $24 million plus potential future payments, based on the achievement of specified revenue and gross profit targets and the success of certain integration activities through 2012. In the fourth quarter of 2011 the company bought out all of its potential obligations for future payments for $3.4 million payable in 2012. Acquisition accounting rules required the Group DCA assets acquired and liabilities assumed to be recorded at their fair value as of the acquisition date. The application of acquisition accounting had a significant impact on reported results in 2011. The company is presenting the following consolidating reconciliation in order to clearly identify the impact of Group DCA's operating results and the buy-out of potential future payments on PDI's continuing operations for the fourth quarter and full year 2011.

Reconciliation of Condensed Consolidating Summary of Continuing Operations*
($ in millions)

For the Quarter Ended December 31, 2011
$'s in millions	Legacy	Total	Cons.
	PDI**	Group DCA	PDI***

Revenue, net	$35.9	$2.4	$38.3
Gross Profit	8.1	0.6	8.7
Total Operating Expenses	6.3	4.8	11.1
Operating Income (Loss)	$1.8	$(4.2)	$(2.4)

For the Year Ended December 31, 2011

Revenue, net	$146.1	$11.2	$157.3
Gross Profit	29.8	2.7	32.5
Total Operating Expenses	26.4	10.8	37.2
Operating Income (Loss)	$3.4	$(8.1)	$(4.7)

* Summary reconciles Legacy PDI and Group DCA to GAAP basis financial results (unaudited)
** Legacy PDI excludes Group DCA and buy-out of potential earn-out obligations
*** Consolidated PDI is on a GAAP basis

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Thursday, March 8 to discuss financial and operational results of the fourth quarter and year ended December 31, 2011 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 49365235

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through March 12, 2012 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is #: 49365235. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's subsequently filed Annual Report on Form 10-K for the year ended December 31, 2011 and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue, net	$38,283	$42,251	$157,291	$134,589
Cost of services	29,582	34,161	124,820	108,037
Gross profit	8,701	8,090	32,471	26,552

Compensation expense	4,544	4,656	19,694	16,267
Other selling, general and administrative expenses	3,705	5,341	14,590	15,189
DCA buyout and related costs	2,889	—	2,889	—
Facilities realignment	—	1,416	—	1,999
Total operating expenses	11,138	11,413	37,173	33,455
Operating loss	(2,437)	(3,323)	(4,702)	(6,903)
Other income (expense), net	119	(1)	(14)	120
Loss from continuing operations before
income tax	(2,318)	(3,324)	(4,716)	(6,783)
(Benefit) provision for income tax	(422)	206	(939)	414
Loss from continuing operations	(1,896)	(3,530)	(3,777)	(7,197)
(Loss) income from discontinued operations, net of tax	(8,369)	979	(8,137)	383

Net loss	$(10,265)	$(2,551)	$(11,914)	$(6,814)

Basic (loss) income per share of common stock:
From continuing operations	$(0.13)	$(0.25)	$(0.26)	$(0.50)
From discontinued operations	(0.58)	0.07	(0.57)	0.02
Net loss per basic share of common stock	$(0.71)	$(0.18)	$(0.83)	$(0.48)

Diluted (loss) income per share of common stock:
From continuing operations	$(0.13)	$(0.25)	$(0.26)	$(0.50)
From discontinued operations	(0.58)	0.07	(0.57)	0.02
Net loss per diluted share of common stock	$(0.71)	$(0.18)	$(0.83)	$(0.48)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,496	14,349	14,440	14,306
Diluted	14,496	14,349	14,440	14,306

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended December 31, 2011:
Revenue, net	$29,762	$2,929	$5,592	$38,283
Gross profit	$6,485	$806	$1,410	$8,701
Gross profit %	21.8%	27.5%	25.2%	22.7%

Three months ended December 31, 2010:
Revenue, net	$41,370	$881	$—	$42,251
Gross profit	$8,640	$(550)	$—	$8,090
Gross profit %	20.9%	(62.4)%	—	19.1%

Year ended December 31, 2011:
Revenue, net	$135,970	$12,195	$9,126	$157,291
Gross profit	$27,200	$3,051	$2,220	$32,471
Gross profit %	20.0%	25.0%	24.3%	20.6%

Year ended December 31, 2010:
Revenue, net	$133,307	$1,282	$—	$134,589
Gross profit	$28,123	$(1,571)	$—	$26,552
Gross profit %	21.1%	(122.5)%	—	19.7%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$64,337	$62,711

Total current assets	$80,360	$80,652
Total current liabilities	46,078	43,328
Working capital	$34,282	$37,324

Total assets	$113,379	$124,389
Total liabilities	$53,856	$54,876
Total stockholders' equity	$59,523	$69,513

Selected Cash Flow Data (Unaudited)
($ in thousands)

	December 31,
	2011	2010

Net loss	$(11,914)	$(6,814)
Non-cash items:
Depreciation and amortization	3,046	1,829
Stock-based compensation	1,936	1,494
Other	5,530	773
Net change in assets and liabilities	3,387	19,070
Net cash provided by operations	$1,985	$16,352

Change in cash and cash equivalents	$1,626	$(9,752)